UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2016

ENDOLOGIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28440	68-0328265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Musick, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 595-7200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)    On February 5, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of Endologix, Inc. (the “Company”) adopted a cash bonus plan (the “Bonus Plan”) pursuant to which certain of the Company’s employees, including its named executive officers, are eligible to receive cash bonus compensation based on the achievement of certain Company performance objectives in 2016. The terms of the Bonus Plan are not contained in a formal written document. The material terms of the Bonus Plan are as follows:
Under the Bonus Plan, the Company’s named executive officers are eligible to receive cash bonus compensation based upon the achievement of certain specified performance goals and objectives relating to the Company. Each named executive officer of the Company is eligible to receive a target bonus calculated by multiplying such named executive officer’s annual base salary by a percentage value assigned to such named executive officer.
The determination of the bonus amounts for the Company’s named executive officers will generally be based on achievement of the following Company performance objectives:

Performance Objectives	Weighting
Achievement of Certain Financial Objectives	60%
Achievement of Quality and Compliance Objectives	20%
Achievement of Merger Integration Objectives	20%
Aggregate Total	100%

The Committee established fiscal year 2016 targets for the performance objectives listed above on a sliding scale that provides for under achievement, base achievement or over achievement based upon actual performance. The Committee will determine bonus payouts in early 2017 based on actual fiscal 2016 performance.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOLOGIX, INC.

Date: February 11, 2016	/s/ Vaseem Mahboob
Vaseem Mahboob
Chief Financial Officer